Exhibit 99.1

Trovagene Announces Broadening Network of Commercial Distributors

Seven new partners to commercialize TroveraTM liquid biopsy tests in Europe and the Middle East

SAN DIEGO, CA — January 12, 2017 — Trovagene, Inc. (NASDAQ: TROV), a developer of circulating tumor DNA (ctDNA) technologies, today announced that it has signed agreements with seven strategic partners across Europe and the Middle East for commercialization of the TroveraTM liquid biopsy tests.  This milestone marks the first wave of international distribution agreements for Trovagene’s CLIA based liquid biopsy tests for urine and blood samples.

The initial partners will introduce Trovagene’s liquid biopsy tests to physicians, laboratories and cancer centers in key regional markets.  In addition, these partners will have early access to Trovagene’s research use only liquid biopsy kits and systems to distribute to clinical research facilities in Europe, Middle East, Africa and Asia

These strategic partners include Alliance Global (AGBL) for the Middle East, Africa, Central and South Asia, Instituto Diagnostico Varelli (Italy), Progenetics (Israel), Amplitech (France, Belgium and Switzerland), NM Genomix (Bulgaria and East Europe), Diagnostica Longwood (Spain and Portugal), and Sorgente Genetica (Italy).

“We are excited to announce that physicians and patients in these international markets now have access to our industry leading laboratory developed tests for EGFR, KRAS, and BRAF mutations in urine and blood,” said Bill Welch, Chief Executive Officer of Trovagene.

Trovagene is pleased to partner with these premier life science and diagnostic organizations.  In addition to the well-established clinical next-generation sequencing and research business channels they have created in their regions, this network also provides the infrastructure for scientific education, training and support of new technologies and future product introductions.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary Precision Cancer Monitoring® (PCM) technology in an effort to enable itself, and others through the distribution of research use kits and systems, to detect and monitor ctDNA in urine and blood. The Company’s technology allows for detection and quantitation of oncogene mutations in cancer patients for improved disease management. Trovagene’s PCM technology is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property, including multiple issued patents and pending patent applications globally. For more information, please visit http://www.trovagene.com/.

Trovagene Inc.  |  11055 Flintkote Avenue  |  San Diego  |  CA 92121  |  Tel.: USA [+1] 888-391-7992

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend” or other similar terms or expressions that concern Trovagene’s expectations, strategy, plans or intentions. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; our ability to develop tests, kits and systems and the success of those products; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. There are no guarantees that any of our technologies or products will be utilized by oncologists or prove to be commercially successful, or that Trovagene’s strategy to design its PCM platform to report on clinically actionable cancer genes will ultimately be successful or result in better reimbursement outcomes. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2015 and other periodic reports filed with the Securities and Exchange Commission.

Trovagene Contacts:

Beth Anderson VP, Finance & Administration	Vicki Kelemen Sr. Director, Marketing Communications
858-952-7593	858-952-7652
ir@trovagene.com	vkelemen@trovagene.com